Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Reports Double-Digit Earnings-Per-Share Growth for Second Quarter 2007
•	Second-Quarter 2007 Earnings Per Share (EPS) Were 82 Cents, Excluding Restructuring Charges; Second-Quarter Reported EPS Were 77 Cents

•	Company Results Were Driven by the Continued Strong Performance of Key Products, Including SINGULAIR, VYTORIN, ZETIA, JANUVIA and Vaccines

•	Total Vaccine Sales, Led by GARDASIL, Achieved $1 Billion for the Quarter

•	Merck Raises Full-Year 2007 EPS Guidance and Now Anticipates EPS Range of $3.00 to $3.10, Excluding Restructuring Charges; Reported 2007 EPS Range of $2.80 to $2.95 Anticipated
WHITEHOUSE STATION, N.J., July 23, 2007 — Merck & Co., Inc. today announced second-quarter 2007 results that reflected an increase in earnings per share of 12% fueled by strong performance across a broad range of the Company’s products. Worldwide sales were $6.1 billion for the quarter, an increase of 6% from the second quarter of 2006. Net income for the second quarter of 2007 was $1,676.4 million, compared to $1,499.3 million in the second quarter of 2006. Net income and EPS for the second quarter of 2007 include the impact of reserving an additional $210 million solely for future VIOXX legal defense costs. Net income and EPS for the second quarter of 2006 include the impact of a $296 million acquired research charge related to the GlycoFi, Inc. acquisition. Net income was $3,380.7 million and worldwide sales were $11.9 billion for the first six months of 2007. Total sales increased 6% for the same period. A reconciliation of EPS as reported in accordance with generally accepted accounting principles (GAAP) to EPS, adjusted for certain significant items, is provided in the table below.

	Quarter Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

EPS, as reported	$0.77	$0.69	$1.55	$1.38
Costs related to the global restructuring program	0.05	0.04	0.11	0.13

EPS, adjusted for significant items listed above[1]	$0.82	$0.73	$1.66	$1.51

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[1]	Merck is providing information on earnings per share, adjusted for certain significant items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

     “A broad range of our newer and established products delivered strong growth again during the second quarter,” said Richard T. Clark, chairman, president and chief executive officer. “Our overall performance has positioned us well to achieve our business targets, meet the challenges that lie ahead, and continue to invest in drug discovery.”
     Materials and production costs were $1.6 billion for the quarter, an increase of 7% from the second quarter of 2006. The second-quarter 2007 and second-quarter 2006 costs include $119 million and $168 million, respectively, for costs associated with the global restructuring program. The gross margin was 74.6% for the second quarter of 2007 and 75.0% for the second quarter of 2006, which reflect 1.9 and 2.9 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above.
     Marketing and administrative expenses were $2.1 billion for the second quarter of 2007. Included in marketing and administrative expenses is an additional $210 million reserve solely for future legal defense costs for VIOXX litigation. Excluding this cost, marketing and administrative expenses increased 8% from the second quarter of 2006. The increase largely reflects the necessary support for the new product launches currently under way.
     Research and development expenses were $1.0 billion for the quarter, a decrease of 12% from the second quarter of 2006. The amount for the second quarter of 2006 included $296 million for acquired research from the GlycoFi acquisition.
     Restructuring costs, primarily representing separation costs associated with the Company’s global restructuring program, were $56 million for the second quarter of 2007. Total costs associated with the Company’s global restructuring program included in materials and production, research and development and restructuring costs were $172 million and $161 million for the second quarter of 2007 and 2006, respectively, primarily related to separations, accelerated depreciation and asset impairment costs.
Financial Guidance
     Merck raises full-year 2007 guidance and now anticipates EPS range of $3.00 to $3.10, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.80 to $2.95. Please see pages 8 - 9 of this news release for the full details of Merck’s full-year 2007 financial guidance.
     The Company remains on track to deliver double-digit compound annual EPS growth, excluding one-time items and restructuring charges, by 2010 from the 2005 base.
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Product Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $1.1 billion for the second quarter, representing growth of 15% over second quarter 2006. SINGULAIR continues to be the number one prescribed product in the U. S. respiratory market.
     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, reached $1.3 billion for the second quarter, representing growth of 30% over second quarter 2006. Global sales of ZETIA, marketed as EZETROL outside the United States, reached $578 million in the second quarter, an increase of 21% compared with the second quarter of 2006. Global sales of VYTORIN, marketed outside the United States as INEGY, reached $686 million in the second quarter, an increase of 38% compared with the second quarter of 2006. Both VYTORIN and ZETIA achieved all-time highs in new and total prescription share2 during the second quarter.
     The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR3, were $847 million for the second quarter, representing an increase of 8% compared to second quarter 2006. COZAAR and HYZAAR are among the leading members of the angiotensin receptor blocker class of medicines, the fastest growing class in the antihypertensive market.
     Global sales for FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $786 million for the second quarter, representing a decrease of 4% compared to second quarter 2006. FOSAMAX and FOSAMAX PLUS D together remain the most prescribed medicine worldwide for the treatment of osteoporosis.
     Total sales of Merck’s other promoted medicines were $1.4 billion for the second quarter, representing growth of 17% over the second quarter of 2006. These products treat or prevent a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and infectious disease.
     Worldwide sales for JANUVIA, Merck’s first-in-class treatment for type 2 diabetes, were $144 million for the second quarter. JANUVIA has been added to the formularies of all major Pharmacy Benefit Managers in the United States. As of the second quarter, the medicine is currently approved in 51 countries and launched in 25 of those countries.
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[2]	Source: IMS NPA data.

[3]	COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

     JANUMET, Merck’s oral antihyperglycemic agent to address all three key defects of type 2 diabetes, achieved worldwide sales of $24 million for the second quarter. The medicine is now approved for use in the United States, Mexico and Peru; and the Company is moving forward with additional regulatory filings.
     Total vaccine sales, as recorded by Merck, were $1.0 billion for the quarter, compared to $349 million in the second quarter of 2006. The growth in vaccine sales was led by the performance of GARDASIL along with strong contributions from ROTATEQ and other pediatric vaccines. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.
     Total sales as recorded by Merck for GARDASIL, the Company’s cervical cancer vaccine, were $358 million for the second quarter. As of the second quarter, GARDASIL has been approved in 80 countries, many under fast-track or expedited review; and launched in 59 of those countries. The vaccine remains under review in approximately 40 other countries.
     ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis, achieved worldwide sales, as recorded by Merck, of $119 million for the quarter. As of the second quarter, ROTATEQ has been approved in 61 countries and it has launched in 22 of those countries.
     Total sales as recorded by Merck for PROQUAD, the Company’s combination vaccine against measles, mumps, rubella and chicken pox, were $89 million for the second quarter. PROQUAD is no longer available for ordering and the Company is transitioning orders from PROQUAD to M-M-R II and VARIVAX as appropriate. Merck sales of VARIVAX, the Company’s vaccine for the prevention of chicken pox (varicella), were $197 million for the quarter due in part to the Advisory Committee on Immunization Practices updating its recommended immunization schedules earlier this year to include a routine second dose of the varicella vaccine.
     ZOSTAVAX, the Company’s vaccine to help prevent shingles (herpes zoster), posted sales of $47 million for the second quarter. The vaccine is now reimbursed by plans covering approximately 92% of lives with managed care insurance. ZOSTAVAX is the first and only medical option for the prevention of shingles.
     Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $524 million in the second quarter of 2007.
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Late-Stage Pipeline Update
     On June 27, Merck announced that the New Drug Application for ISENTRESS, the Company’s investigational integrase inhibitor for HIV, was granted priority review status by the U. S. Food and Drug Administration (FDA). The Company has been informed that an FDA Advisory Committee meeting will be held on September 5, and it anticipates FDA action by mid-October.
VIOXX Update
     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2007 can be found at www.merck.com/newsroom/vioxx.
     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas; and in the counties of Philadelphia, Pennsylvania, Washoe County, Nevada and Clark County, Nevada. As of June 30, the Company had been served or was aware that it had been named as a defendant in approximately 26,950 lawsuits, which include approximately 45,225 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 266 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 8,575 lawsuits representing approximately 23,450 plaintiff groups are or are slated to be in the federal MDL and approximately 16,400 lawsuits representing approximately 16,400 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of June 30, approximately 14,450 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
     In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of more than 4,620 plaintiff groups have been dismissed as of June 30. Of these, there have been more than 1,170 plaintiff groups whose claims were dismissed with prejudice (i.e., they cannot be brought again) either by plaintiffs themselves or by the courts. More than 3,450 additional
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plaintiff groups have had their claims dismissed without prejudice (i.e., they can be brought again).
     The Company accrues legal defense costs expected to be incurred in connection with a loss contingency when such costs are probable and reasonably estimable. In the second quarter, the Company spent $137 million in the aggregate for legal defense costs worldwide related to (i) the VIOXX Product Liability Lawsuits, (ii) the VIOXX Shareholder Lawsuits, (iii) the VIOXX Foreign Lawsuits, and (iv) the VIOXX Investigations (collectively, the “VIOXX Litigation”). In the second quarter, the Company determined, after reviewing the actual costs incurred and estimates of future costs, that it was appropriate to record a charge of $210 million to increase the reserve solely for its future legal defense costs related to the VIOXX Litigation to $810 million at June 30, 2007. In adjusting the reserve, the Company considered the same factors that it considered when it previously established reserves for the VIOXX Litigation, including: the actual costs incurred by the Company; the development of the Company’s legal strategy and structure in light of the scope of the VIOXX Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the most current information regarding anticipated timing, progression and related costs of pre-trial activities and trials in the VIOXX Product Liability Lawsuits. Events such as scheduled trials, that are expected to occur throughout 2007 and into 2008, and the inherent inability to predict the ultimate outcomes of such trials, limit the Company’s ability to reasonably estimate its legal costs beyond the end of 2008. Accordingly, the reserve at June 30, 2007 represents the Company’s best estimate of legal costs that will be incurred through 2008. While the Company does not anticipate that it will need to increase the reserve every quarter, it will continue to monitor its legal defense costs and review the adequacy of the associated reserves and may determine to increase its reserves for legal defense costs at any time in the future if, based upon the factors set forth, it believes it would be appropriate to do so.
     The Company has not established any reserves for any potential liability relating to the VIOXX Litigation. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the Company’s financial position, liquidity and results of operations.
Earnings Conference Call
     Investors are invited to a live audio webcast of Merck’s second-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen by calling
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(706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. ET today through 5 p.m. ET on July 30. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 9413650.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2007
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2007 are as follows:

WORLDWIDE
PRODUCT	2007 SALES
SINGULAIR (Respiratory)	$4.0 to $4.3 billion
COZAAR/HYZAAR (Hypertension)	$3.2 to $3.5 billion
Vaccines (as recorded by Merck & Co., Inc.)	$3.9 to $4.3 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)	$0.6 to $0.9 billion
Other reported products*	$5.6 to $5.9 billion

*   Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2007, Merck anticipates these revenues to be approximately $1.6 to $1.8 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD, combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.7 to $3.0 billion for 2007.

•	Product gross margin (PGM) percentage is estimated to be approximately 75 to 76% for the full year 2007. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2007.

•	Marketing and administrative expense is anticipated to increase between 0 and 2 percentage points over the full-year 2006 level. The marketing and administrative expense guidance excludes the charges taken in 2006 and 2007 related solely to future legal defense costs of VIOXX and FOSAMAX litigation.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a mid-to-high single-digit percentage growth rate over the full-year 2006 level. The full-year 2006 level includes the second quarter 2006 acquired research expense relating to GlycoFi, but excludes the fourth quarter 2006 acquired research expense relating to the Sirna Therapeutics acquisition. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2007. The aggregate 2007 pretax expense related to these activities is estimated to be $500 million to $700 million.

•	The consolidated 2007 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
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•	Merck plans to continue its stock buyback program in 2007. As of June 30, 2007, $6.0 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2007 EPS of $3.00 to $3.10, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.80 to $2.95.
     This 2007 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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     The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended June 30, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended June 30
	(Unaudited)
			%
	2007	2006	Change
Sales	$6,111.4	$5,771.7	6%

Costs, Expenses and Other
Materials and production (1)	1,552.3	1,445.2	7
Marketing and administrative (2)	2,083.7	1,734.0	20
Research and development (3)	1,030.5	1,172.5	(12)
Restructuring costs (4)	55.8	(6.9)	*
Equity income from affiliates	(759.1)	(611.3)	24
Other (income) expense, net	(84.0)	(70.1)	20

Income Before Taxes	2,232.2	2,108.3	6

Taxes on Income	555.8	609.0

Net Income	$1,676.4	$1,499.3	12

Average Shares Outstanding Assuming Dilution	2,189.2	2,187.7

Earnings per Common Share Assuming Dilution	$0.77	$0.69	12

*	> 100%

(1)	Includes restructuring costs of $118.7 million in the second quarter of 2007 and $167.5 million in the second quarter of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.

(2)	Includes the impact of reserving an additional $210 million in the second quarter of 2007 solely for future VIOXX legal defense costs.

(3)	Research and development expenses in the second quarter of 2006 include acquired research expense of $296.3 million resulting from the acquisition of GlycoFi, Inc. This charge was associated with GlycoFi’s technology platform to be used in the research and development process for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed.

(4)	Restructuring costs in 2007 and 2006 represent separation and other related costs, as well as gains on the sales of facilities in 2006, associated with the global restructuring program.

     The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the six months ended June 30, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Six Months Ended June 30
	(Unaudited)
			%
	2007	2006	Change
Sales	$11,880.7	$11,181.5	6%

Costs, Expenses and Other
Materials and production (1)	3,078.1	2,787.9	10
Marketing and administrative (2)	3,885.7	3,449.0	13
Research and development (3)	2,060.6	2,114.5	(3)
Restructuring costs (4)	121.6	36.8	*
Equity income from affiliates	(1,411.7)	(1,114.7)	27
Other (income) expense, net (5)	(340.2)	(170.7)	99

Income Before Taxes	4,486.6	4,078.7	10

Taxes on Income	1,105.9	1,059.4

Net Income	$3,380.7	$3,019.3	12

Average Shares Outstanding Assuming Dilution	2,183.4	2,189.2

Earnings per Common Share Assuming Dilution	$1.55	$1.38	12

*	> 100%

(1)	Includes restructuring costs of $236.8 million in the first six months of 2007 and $372.5 million in the first six months of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.

(2)	Includes the impact of reserving an additional $210 million in the second quarter of 2007 solely for future VIOXX legal defense costs.

(3)	Research and development expenses in 2006 include acquired research expense of $296.3 million resulting from the acquisition of GlycoFi, Inc. This charge was associated with GlycoFi’s technology platform to be used in the research and development process for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed. Research and development expenses in 2006 also include restructuring costs of $55.4 million related to accelerated depreciation associated with the global restructuring program.

(4)	Restructuring costs in 2007 and 2006 represent separation and other related costs, as well as gains on the sales of facilities in 2006, associated with the global restructuring program.

(5)	The increase primarily reflects the favorable impact of gains on sales of assets and product divestitures.